Exhibit 3.3

Certificate of Amendment to Articles of Incorporation

1

Order Granting Petition for the Appointment of Trisha Malone as Custodian of Clairnet, Ltd.

2

Order Granting Petition for the Appointment of Trisha Malone as Custodian of Clairnet, Ltd.

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Claimet, Ltd.

2. The articles have been amended as follows: (provide article numbers, if available)

On April 8, 2013, Trisha Malone was appointed by the Eighth District Court of Clark County, Nevada as Custodian of the corporation pursuant to NRS 78.347. Pursuant to NRS 78.347(4), there are no previous criminal, administrative, civil or National Association of Securities Dealers, Inc., or Securities and Exchange Commission investigations, violations or convictions concerning the custodian and any affiliate of the custodian. Further:

(1) Reasonable attempts were made to contact the officers or directors of the corporation to request that the corporation comply with corporate formalities and to continue its business; (2) The custodian is in fact continuing the business and attempting to further the interests of the shareholders; and (3) The custodian will maintain the corporate charter.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: N/A - Statutory Filing

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Electronically Filed
04/08/2013 03:16:43 PM

CLERK OF THE COURT

ORD
Maysoun Fletcher, Esq.
Nevada Bar No. 010041
THE FLETCHER FIRM, P.C.
5510 South Fort Apache Road
Las Vegas, Nevada 89148
Telephone: (702) 835-1542
Facsimile: (702) 835-1559
Email: maf@fletcherfirmlaw.com

Attorneys for Petitioners
TRISHA MALONE and SUPRAFIN, LTD.

EIGHTH JUDICIAL DISTRICT COURT
CLARK COUNTY, NEVADA

IN THE MATTER OF CLAIRNET, LTD., a Nevada corporation

CASE NO.: A-13-677428-P
DEPT. NO.: XVI

ORDER GRANTING PETITION FOR THE APPOINTMENT OF TRISHA MALONE AS CUSTODIAN OF CLAIRNET, LTD.

Petitioners, Trisha Malone and Suprafin, Ltd., Petition for the Appointment of Trisha Malone as Custodian, Receiver, or Alternatively, Trustee of Clairnet, Ltd., a Nevada Corporation ("Company") having come before this Court on the 2nd day of April, 2013, the Court having considered Petitioners' filing, and Defendants having had the opportunity to be heard and GOOD CAUSE APPEARING, therefore:

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that:

1) Pursuant to NRS 78.347, Petitioner Trisha Malone shall be and hereby is appointed as custodian of Clairnet, Ltd., a Nevada Corporation.

2) Petitioner Trisha Malone is authorized to appoint new officers and directors, to send notice to all stockholders of record noticing a meeting on at least ten (10) days notice, and to pay all fees owed to the S.E.C. and make all necessary filings with the S.E.C. to bring the Company's filings current.

THE FLETCHER FIRM, P.C.
5510 South Fort Apache, Suite 5
Las Vegas, Nevada 89148
Tel: (702) 835-1542 • Fax: (702) 835-1559

3) Petitioner Trisha Malone shall distribute a copy of this order to all parties involved in this matter and the transfer agent, who shall provide Petitioner Trisha Malone with a copy of the complete stockholder ledger within three (3) days of Petitioner's request in order to facilitate the above notice for a special meeting.

4) All common stocks issued as a result of the Exchange Agreement entered into between the Company and Claimet, Ltd., a Hong Kong Corporation, dated September 7, 2012, are hereby declared null and void and shall be immediately returned to the Company or its transfer agent for cancellation.

5) The Technology Licensing Agreement between the Company and Claimet, Ltd., a Hong Kong Corporation, dated September 7, 2012, is hereby declared null and void.

6) The following common stocks are ordered to be returned to the Company and its transfer agent for cancellation, to effectuate the Rescission Agreement between the Company and the founders of Wikifamilies, S.A.: Certificate No. KL 348 for 5,985,000 shares; Certificate No. KL 632 for 250,000 shares; Certificate No. KL 631 for 250,000 shares; Certificate No. KL 636 for 6,455,000 shares; Certificate No. KL 633 for 250,000 shares; Certificate No. Kl 630 for 250,000 shares; Certificate No. KL 349 for 5,985,000 shares; Certificate No. KL 634 for 5,000,000 shares; and Certificate No. KL 609 for 2,500,000 shares.

DATED this 8th day of April, 2013 at 1:45 am/pm.

District Court Judge

Submitted by:

By:
Maysoun Fletcher, Esq.
Nevada Bar No. 010041
5510 South Fort Apache
Las Vegas, Nevada 89148
(702) 835-1542
Attorney for Petitioners